FOR IMMEDIATE RELEASE	CONTACT:
Tuesday, November 3, 2015	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2015 Results

West Des Moines, Iowa, November 3, 2015 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2015	2014
Net income attributable to FBL Financial Group	$26,659	$30,159
Operating income	27,284	29,463
Earnings per common share (assuming dilution):
Net income	1.06	1.21
Operating income	1.09	1.18

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the third quarter of 2015 of $26.7 million, or $1.06 per diluted common share, compared to $30.2 million, or $1.21 per diluted common share, for the third quarter of 2014.

Operating Income(1). Operating income totaled $27.3 million, or $1.09 per common share, for the third quarter of 2015, compared to $29.5 million, or $1.18 per common share, for the third quarter of 2014. Third quarter 2015 operating income per share reflects:

•	A growing book of profitable business

•	Investment fee income of $0.07 per share, primarily due to higher than expected bond prepayments

•	Unfavorable mortality results, reflecting an increase in the number of claims and lower reinsurance benefit and reserve offset

•	Higher amortization of acquisition costs totaling $0.05 per share due to the negative impact of equity markets on separate account performance

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered solid financial performance in the third quarter with net income of $1.06 per share, operating income of $1.09 per share and increased annuity sales," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. “We've had success with strategies to increase our exclusive agent count and manage spreads in the continued low interest rate environment. These strategies, combined with effective capital and expense management, produced another quarter of strong results."

Product Revenues. Premiums and product charges for the third quarter of 2015 totaled $76.6 million compared to $72.7 million in the third quarter of 2014. Interest-sensitive product charges increased eight percent while traditional life insurance premiums increased four percent during the quarter. Premiums collected(2) in the third quarter of 2015 totaled $184.0 million compared to $149.4 million in the third quarter of 2014. Annuity premiums collected increased 50 percent due to a limited offering of certain short-term annuity products, while life insurance premiums collected increased one percent.

Investment Income. Net investment income in the third quarter of 2015 totaled $95.9 million compared to $95.7 million in the third quarter of 2014. The increase is due to higher average invested assets. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.58 percent for the nine months ended September 30, 2015, compared to 5.60 percent for the nine months ended September 30, 2014. Investment fee income totaled $0.07 per share in the third quarter of 2015, and was primarily in the Annuity segment. At September 30, 2015, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Unlocking. During the third quarter of 2015, FBL Financial Group performed a review of key assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired, unearned revenue reserves and certain reserves on interest sensitive products, through an unlocking process. This unlocking resulted in a favorable pre-tax impact of $0.3 million.

Benefits and Expenses. Benefits and expenses totaled $140.1 million in the third quarter of 2015, an increase from $133.7 million in the third quarter of 2014. Death benefits, net of reinsurance and reserves released, increased to $26.9 million in the third quarter of 2015, compared to $20.6 million in the third quarter of 2014. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains/Losses on Investments. In the third quarter of 2015, FBL Financial Group recognized net realized losses on investments of $0.5 million. The net realized loss on investments of $0.5 million is attributable to realized gains on sales of $0.1 million, realized losses on sales of $0.2 million and impairments of $0.4 million.

Stock Repurchases. During the third quarter of 2015, FBL Financial Group repurchased 66,904 shares of its Class A common stock for $3.7 million. FBL Financial Group has $39.0 million remaining under its current stock repurchase program.

Capital and Book Value. As of September 30, 2015, the book value per share of FBL Financial Group common stock totaled $46.99, compared to $50.57 at December 31, 2014. Book value per share, excluding accumulated other comprehensive income(3), totaled $40.15 at September 30, 2015, compared to $40.11 at December 31, 2014. The September 30, 2015 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 564 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 4, 2015, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Interest sensitive product charges	$29,856	$27,633	$86,250	$82,085
Traditional life insurance premiums	46,719	45,020	142,758	137,956
Net investment income	95,882	95,744	292,144	283,590
Net realized capital gains (losses) on sales of investments	(93)	1,273	7,509	3,539

Total other-than-temporary impairment losses	(559)	(273)	(719)	(273)
Non-credit portion in other comprehensive income (loss)	146	—	146	—
Net impairment losses recognized in earnings	(413)	(273)	(573)	(273)

Other income	3,543	4,023	12,097	10,895
Total revenues	175,494	173,420	540,185	517,792

Benefits and expenses:
Interest sensitive product benefits	53,940	53,002	163,121	158,145
Traditional life insurance benefits	41,604	38,375	131,967	121,863
Policyholder dividends	2,885	2,834	8,802	9,086
Underwriting, acquisition and insurance expenses	36,176	34,829	107,535	103,547
Interest expense	1,213	1,197	3,637	3,495
Other expenses	4,277	3,488	13,425	11,999
Total benefits and expenses	140,095	133,725	428,487	408,135
	35,399	39,695	111,698	109,657
Income taxes	(11,520)	(12,535)	(36,057)	(35,102)
Equity income, net of related income taxes	2,761	2,992	6,932	7,171
Net income	26,640	30,152	82,573	81,726
Net loss attributable to noncontrolling interest	19	7	49	67
Net income attributable to FBL Financial Group, Inc.	$26,659	$30,159	$82,622	$81,793

Earnings per common share - assuming dilution	$1.06	$1.21	$3.30	$3.26

Weighted average common shares	24,923,202	24,858,021	24,926,188	24,877,424
Effect of dilutive securities	79,850	130,966	93,275	152,660
Weighted average common shares - diluted	25,003,052	24,988,987	25,019,463	25,030,084

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$26,659	$30,159	$82,622	$81,793
Adjustments:
Net realized gains/losses on investments (a)	307	(597)	(4,421)	(2,006)
Change in net unrealized gains/losses on derivatives (a)	318	(99)	703	(1,093)
Operating income	$27,284	$29,463	$78,904	$78,694

Operating income per common share - assuming dilution	$1.09	$1.18	$3.15	$3.14

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2015	December 31, 2014
Book value per share	$46.99	$50.57
Less: Per share impact of accumulated other comprehensive income	6.84	10.46
Book value per share, excluding accumulated other comprehensive income	$40.15	$40.11

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $169.6 million at September 30, 2015 and $258.4 million at December 31, 2014. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2015	December 31, 2014
Assets
Investments	$7,741,920	$7,680,970
Cash and cash equivalents	32,637	76,632
Deferred acquisition costs	292,450	220,760
Other assets	428,617	403,013
Assets held in separate accounts	617,172	683,033
Total assets	$9,112,796	$9,064,408

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,343,151	$6,125,118
Other policy funds, claims and benefits	638,878	625,529
Debt	97,000	97,000
Other liabilities	249,286	280,846
Liabilities related to separate accounts	617,172	683,033
Total liabilities	7,945,487	7,811,526

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	148,016	144,625
Class B common stock	72	72
Accumulated other comprehensive income	169,560	258,410
Retained earnings	846,630	846,737
Total FBL Financial Group, Inc. stockholders' equity	1,167,278	1,252,844
Noncontrolling interest	31	38
Total stockholders' equity	1,167,309	1,252,882
Total liabilities and stockholders' equity	$9,112,796	$9,064,408

Common shares outstanding	24,777,925	24,715,316

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